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                                                                    Exhibit 3.11







                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                            OSAGE SYSTEMS GROUP, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)


                  OSAGE SYSTEMS GROUP, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "COMPANY"), hereby certifies that on December 30, 1998, the Board of Directors of the Company (the "BOARD"), in accordance with Section 151 of the General Corporation Law of the State of Delaware and the Company's Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), adopted resolutions creating out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, authorized in Article Fourth of the Certificate of Incorporation (the "PREFERRED STOCK"), a series of the Preferred Stock of the Company, par value $0.01 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

I. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series D Convertible Preferred Stock" (the "SERIES D PREFERRED STOCK") and the number of shares constituting the Series D Preferred Stock shall be 1,000. The Series D Preferred Stock shall have a stated value (the "STATED VALUE") of $1,000 per share.

II. Dividends.

         A. The holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior to, and in preference to, any declaration or payment of any dividend (payable other than in Common Stock of the Company) on the Common Stock of the Company, at a per share rate equal to eight percent per annum of the amount of the Stated Value of the Series D Preferred Stock, which is payable upon conversion (including Forced Conversion and Automatic Conversion) as set forth below. Dividends shall begin to accrue as of the Issuance Date and are based upon a 365 calendar day year. Any dividends payable pursuant to the provisions of this paragraph shall, at the Company's option, be payable in cash, or shares of Common Stock of the Company subject to an effective registration statement within five Business Days of when due. The number of shares of Common Stock to be issued by the Company in lieu of a cash payment for dividends due as set forth herein shall be equal to the number of shares of Common Stock resulting from dividing the dollar amount of dividends owed by the Conversion Price (as defined below) on such date as the dividends are payable (if such date is not a Trading Day, then the next Trading Day immediately thereafter).
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         B. Such dividends shall accrue on each share of Series D Preferred
Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series D Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Series D Preferred Stock or Common Stock. Dividends on the Series D Preferred Stock shall be non-participating and the holders of the Series D Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

III. Liquidation, Dissolution or Winding Up.

         A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Company's Common Stock or any other class or series of capital stock (subject to and after making provision for the rights and preferences of the existing shares of Series A $3.00 Convertible Preferred Stock and Series C Convertible Preferred Stock), holders of each share of Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders $1,000 plus eight percent per annum thereon from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company (the "LIQUIDATION AMOUNT").

         B. If the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall, after distribution to the holders of the Series A $3.00 Convertible Preferred Stock and Series C Convertible Preferred Stock, be distributed ratably to the holders of shares of Series D Preferred Stock.

         C. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series D Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series D Preferred Stock so as to be available for such payments, the holders of the Series D Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Common Stock and any other classes or series of Preferred Stock of the Company in accordance with their respective terms.

         IV. Voting. Holders of Series D Preferred Stock shall have no voting rights except as expressly required by law or as expressly provided herein.

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         V. Conversion of Series D Preferred Stock. The holders of Series D
Preferred Stock shall have the right, at such holder's option, to convert the Series D Preferred Stock into shares of Common Stock, on the following terms and conditions:

         A. Subject to the provisions of the Forced Conversion and Redemption hereof, at any time or times, upon the earlier to occur of (i) the 90th calendar day after the Issuance Date, or (ii) the Effective Date, any holder of the Series D Preferred Stock shall be entitled to convert any whole number of shares of Series D Preferred Stock into that number of fully paid and nonassessable shares of Common Stock, which is determined (per share of Series D Preferred Stock) by dividing (x) $1,000, by (y) the Conversion Price (as defined below).

         B. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

                  A "BUSINESS DAY" shall be any day other than a Saturday, Sunday, national holiday or a day on which the American Stock Exchange is closed.

                  The "CLOSING BID PRICE" shall mean, for any security as of any date, the average of the closing bid prices for such security for the immediately preceding five Trading Days on the American Stock Exchange as reported by Bloomberg L.P. ("BLOOMBERG"), or, if the American Stock Exchange is not the principal trading market for such security, the average of the closing bid prices of such security for the immediately preceding five Trading Days on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the average of the closing bid prices of such security for the immediately preceding five Trading Days in the over-the-counter market on the OTC Electronic Bulletin board for such security as reported by Bloomberg, or, if no closing bid or trade prices are reported for such security by Bloomberg, the Closing Bid Price shall be determined by reference to the average of the closing bid prices for the immediately preceding five Trading Days as reported on the Principal Market, and if not so reported shall be determined from the average of the bid prices of any market makers for such security as reported in the "pink sheets" published by the National Quotation Bureau, Inc. for the immediately preceding five Trading Days. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series D Preferred Stock.

                  The "CONVERSION PRICE" shall mean, as to each share of Series D Preferred Stock, $1,000 divided by the Closing Bid Price determined as of the Issuance Date, notwithstanding when the event of conversion occurs. However, only in the event the Company fails to comply with the redemption provisions provided in Section XII.A. below in any manner whatsoever, the Conversion Price in connection with that number of shares of Preferred Stock which are subject to such a redemption shall be equal to the lesser of (A) the Conversion Price calculated in accordance with the preceding sentence, or (B) 80% of the three lowest closing bid prices of the Common Stock (as reported by Bloomberg, LP or if not so reported as set forth in the definition

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of Closing Bid Price above) during the Closing Bid Price of the Common Stock calculated as of the Conversion Date.

                  "EFFECTIVE DATE" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a registration statement registering the resale of the number of shares of Common Stock issuable (irrespective of any shareholder approval requirement) upon conversion of all of the Series D Preferred Stock outstanding on the Trading Day immediately preceding the day such Registration Statement is filed (the "REGISTRATION STATEMENT").

                  The "ISSUANCE DATE" shall mean, with respect to each share of Series D Preferred Stock, the date of issuance of the applicable share of Series D Preferred Stock.

                  A "TRADING DAY" shall mean a day on which the American Stock Exchange is open.

                  The "PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq Small Cap Stock Market, the American Stock Exchange, the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

         C. Holders of Series D Preferred Stock may exercise their right to convert the Series D Preferred Stock by telecopying an executed and completed notice of conversion (the "NOTICE OF CONVERSION") to the Company and delivering to the Company the original Notice of Conversion and the certificate representing the Series D Preferred Stock being converted by reputable overnight courier. Each Business Day (between the hours of 7:00 a.m. and 5:00 p.m. Mountain Time) on which a Notice of Conversion is telecopied to and received by the Company shall be deemed a "CONVERSION DATE". The Company will deliver, or instruct its transfer agent to deliver, the certificates representing shares of Common Stock issuable upon conversion of any share of Series D Preferred Stock (the "CONVERSION SHARES") (together with the certificates representing the share or shares of Series D Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within five Business Days after the Conversion Date, provided the Company has received the original Notice of Conversion and Series D Preferred Stock certificate being so converted on or before the close of business of the fourth Business Day after the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series D Preferred Stock, in the event that the Company fails to deliver such shares of Common Stock within such five Business Day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and such holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series D Preferred Stock certificates representing the portion of the Series D Preferred Stock converted shall be delivered as follows:

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         To the Company:

                          Osage Systems Group, Inc.
                          1661 East Camelback Road, Suite 245
                          Phoenix, Arizona 85016
                          Attention: Jack R. Leadbeater, Chief Executive Officer
                          Telephone: (602) 274-1299
                          Facsimile:  (602) 274-1295


                  with a copy to:

                          Stephen M. Cohen, Esquire
                          Buchanan Ingersoll Professional Corporation
                          Eleven Penn Center
                          1835 Market Street, 14th Floor
                          Philadelphia, PA  19103
                                   Telephone:  (215) 665-3873
                                   Facsimile:  (215) 665-8760

         In the event that shares representing the Common Stock issuable upon conversion of the Series D Preferred Stock (the "CONVERSION SHARES") are not delivered by the Company within five Business Days after the Conversion Date, in addition to all other available remedies which such holder may be entitled, the Company shall pay to the holders thereof, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, on each date after such fifth Business Day that conversion is not timely effected, an amount equal to 2% of the Stated Value of the Series D Preferred Stock subject to such conversion. In the event the Company fails to pay the liquidated damages as set forth above within five Business Days of the date incurred, then such payment shall bear interest at the rate of two percent per month (pro rated for partial months) until such payments are made. Any and all payments required pursuant to this paragraph shall be payable only in cash, and shall not be deemed a waiver of the Company's obligation to issue the Conversion Shares.

         D. If the nature and/or character of the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event, the holders of Series D Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holders would have received had their shares of Series D Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

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         E. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation pursuant to which the Company is not the acquiring entity and pursuant to which the stockholders of the Company are requested to exchange or convert their securities for securities of an acquiring entity, or the sale of all or substantially all of the Company's properties and assets to any other person (any of which events is herein referred to as a "REORGANIZATION"), then as a part of such Reorganization, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock, the number of shares of Common Stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series D Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series D Preferred Stock after the Reorganization, to the end that the provisions of this Section (including adjustment of the number of shares issuable upon conversion of the Series D Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         F. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series D Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series D Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number or shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series D Preferred Stock.

         G. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series D Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series D Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series D Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series D Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Stock.

         H. The Company shall not issue any fraction of a share of Common Stock upon any conversion. The Company shall round such fraction of a share of Common Stock up to the nearest whole share.

         I. In the event some but not all of the shares of Series D Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and

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deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series D Preferred Stock which were not converted.

         J. Each share of Series D Preferred Stock outstanding two years from the Issuance Date shall automatically be converted into Common Stock on such date, pursuant to the conversion terms set forth herein, with such date being deemed a Conversion Date (referred to as "AUTOMATIC CONVERSION").

         K. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of the Series D Preferred Stock.

VI. No Reissuance of Series D Preferred Stock. No share or shares of Series D Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series D Preferred Stock accordingly.

VII. Reservation of Shares. The Company shall, so long as any of the Series D Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than the number of shares of Common Stock for which the Series D Preferred Stock are at any time convertible and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to maintain such number of shares of Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VIII.    Restrictions and Limitations.

         A. Except as expressly provided herein or as required by law, so long as any shares of Series D Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of at least two thirds of the then outstanding shares of Series D Preferred Stock, voting as a separate class take any action that would have be inconsistent or conflict with the rights, preferences or privileges of the holders of Series D Preferred Stock in the manner set forth in Section VIII.B below.

         B. The Company shall not so long as any shares of Series D Preferred Stock remain outstanding amend its Certificate of Incorporation without the approval by the holders of all of the then outstanding shares of Series D Preferred Stock if such amendment would:

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                  1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series D Preferred Stock;

                  2. reduce the amount payable to the holders of Series D Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series D Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company,

                  3. cancel or modify the conversion rights of the holders of Series D Preferred Stock provided for in Section V herein;

                  4. cancel or modify the rights of the holders of the Series D Preferred Stock provided for in this Section.

IX. No Dilution or Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series D Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series D Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series D Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series D Preferred Stock set forth herein.

X. Notices of Record Date. In the event of:

                      1. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                      2. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company where the Company is not the surviving entity, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, the result of any of such merger is

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that the Holder is requested to convert or exchange its certificates representing Series D Preferred Stock, or

                      3. any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series D Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which such action is to be taken.

XI. Forced Conversion.

         A. Subject to the other provisions of this Section, from and after the Effective Date, and provided the Registration Statement then remains effective, the Company shall have the right to force conversion by the holders of the Series D Preferred Stock by telecopying written notice of its election to force conversion (the "FORCED CONVERSION NOTICE") containing the information set forth below to the holders under the following circumstance:

         In the event the Closing Bid Price of the Common Stock as calculated on the date set forth in the Forced Conversion Notice is equal to or greater than 150% of the Conversion Price (the "150% PERIOD"), the Company may force conversion by the holders of shares of Series D Preferred Stock at the Conversion Price; provided that the Company may not initiate another forced conversion pursuant to the provisions of this Subsection more than once every 30 calendar days and no single forced conversion shall exceed 50% of the total number of shares of Series D Preferred Stock issued by the Company. A Forced Conversion Notice shall not be deemed to affect or otherwise reduce the holders' conversion rights as set forth herein as to the shares of Series D Preferred Stock not subject to a Forced Conversion Notice.

         B. The Company shall effect such forced conversions pro rata amongst the holders according to the number of shares of Series D Preferred Stock held by each holder of Series D Preferred Stock. The Forced Conversion Notice must be delivered via facsimile by the Company prior to 12:00 p.m. Pacific Time on the second Trading Day immediately following the expiration of the 150% Period referred to in Section XI. A. above. A Forced Conversion Notice shall be deemed delivered on (i) the Trading Day the Company faxes the notice and receives confirmation of transmission thereof prior to 12:00 p.m. Pacific Time on such day, or (ii) the immediately succeeding Trading Day if the Company receives confirmation of transmission of the notice after 12:00 p.m. Pacific Time on a Trading Day or at any time on a day which is not a Trading Day. No Forced Conversion Notice may be deemed delivered, on a day that is not a

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Trading Day. Once the Company has exercised its right to force conversion of the
Preferred Stock by giving a Forced Conversion Notice to the holder as set forth above it shall be deemed irrevocable. The Company will deliver, or instruct its transfer agent to deliver, the certificates representing shares of Common Stock issuable upon the forced conversion of any share of Series D Preferred Stock (together with the certificates representing the share or shares of Series D Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within five Business Days after the date of delivery of the Forced Conversion Notice. In the event the Company fails to timely deliver the shares of Common Stock due upon a forced conversion on one occasion, such failure will negate the effect of the Forced Conversion Notice and thereafter, as a result, the Company shall have waived its right to serve a Forced Conversion Notice upon that particular holder at any time in the future.

         C. The Forced Conversion Notice shall set forth a calculation referencing the conversion formula contained herein showing the number of shares of Common Stock being issued pursuant to the applicable forced conversion, and the Closing Bid Price of the Common Stock relied upon for the forced conversion.

         D. Upon the Company's full compliance with the forced conversion provisions set forth in Section XI.B above, the shares of Series D Preferred Stock that are the subject of a forced conversion shall be automatically canceled and converted into a right to receive shares of Common Stock, and all rights of the Series D Preferred Stock which are the subject of the forced conversion, including the right to conversion, shall cease without further action. If the holder does not concur with the Company's conversion calculations in the Forced Conversion Notice, the holder shall notify the Company in writing within three Business Days after the Forced Conversion Date of such fact. Notwithstanding the foregoing, the Company remains obligated to send those shares of Common Stock which are undisputed.

         E. The number of shares of Common Stock issuable upon the forced conversion of the Series D Preferred Stock shall be adjusted in the manner and under the circumstances as set forth herein.

         F. The Company may not serve a Forced Conversion Notice upon any holder if such notice would result in such holder owning, at such time, more than 4.99% of the number of shares of Common Stock then outstanding.

XII. Redemption.

         A. If the Closing Bid Price calculated as of the first anniversary of the Issuance Date is less than the Conversion Price as of the Issuance Date, at the written option of either the Company or a holder (the "REDEEMING PARTY") delivered within ten Business Days after the first anniversary of the Issuance Date (the "REDEMPTION NOTICE"), and provided that the Company has not received a notice of conversion for such shares prior to the date of the Redemption Notice, the Company shall repay, in whole or in part, the Series D Preferred Stock shares at the Redemption Price (as defined below). The Series D Preferred Stock is redeemable as a series, in

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whole or in part, by the Redeeming Party providing a timely Redemption Notice to the other party via facsimile at his or its address as the same shall appear on the books and records of the Company and in accordance with Section XII.C below (the Business Day between the hours of 9:00 a.m. and 5:00 Mountain Time in which the Redemption Notice is received by the other party via facsimile is defined to be the "REDEMPTION NOTICE DATE"). Within ten Business Days after the Redemption Notice Date the Company shall pay the Redemption Price (as defined below) in immediately available funds to the holder for the shares of Series D Preferred Stock which are the subject of the Redemption Notice (such date of payment referred to as the "REDEMPTION DATE"), provided that the Company receives the shares of Series D Preferred Stock which are the subject of the Redemption
Notice by the seventh Business Day after the Redemption Notice Date. Partial redemptions shall be in an aggregate principal amount of at least $100,000. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, and if the Company is the Redeeming Party, the Company will select those to be redeemed pro-rata amongst the then holders of the Series D Preferred Stock. In the event the Company fails to comply with the redemption provisions contained herein in any manner whatsoever and the Redeeming Party is the holder,
(i) the subject Redemption Notice shall be deemed null and void, and (ii) the holder thereafter has the right to convert that portion of the Preferred Stock which were the subject of such Redemption Notice. Notwithstanding the foregoing, the Company may only serve a Redemption Notice if it has specifically allocated readily available funds for the Redemption Price.

         B. The "REDEMPTION PRICE" per share of Series D Preferred Stock being redeemed shall be equal to 120% of the Stated Value, plus all accrued and unpaid dividends.

         C. The Redemption Notice shall set forth (i) the number of shares of Series D Preferred Stock subject to redemption, (ii) the Redemption Price, and
(iii) a statement that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on the Redemption Date, (iv) a statement of or reference to the conversion right set forth herein, and (v) complete wire transfer instructions for the Redemption Price. If practicable, the Redemption Notice shall specify the numbers of the certificates representing such shares. For the first five Trading Days after the Redemption Notice Date, the holder of the Series D Preferred Stock will retain his or its right to convert the Series D Preferred Stock as set forth herein.

         D. Subject to the occurrence of the wire transfer of the Redemption Price as described in Section XII.C above, each share of Series D Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series D Preferred Stock, including the right to conversion, shall cease without further action.

         E. The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price as provided herein and in the event of any stock dividend, stock split, combination of shares or similar event.

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
XIII. 4.99% Limitation. The number of shares of Common Stock which may be acquired by any holder upon conversion pursuant to the terms herein shall not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned by holder, inclusive of all other shares of Common Stock or securities convertible into Common Stock, would result in any holder owning more than 4.99% of the then issued and outstanding Common Stock. The preceding shall not interfere with any holder's right to convert the Series D Preferred Stock over time which in the aggregate totals more than 4.99% of the then outstanding shares of Common Stock so long as such Investor does not own more than 4.99% of the then outstanding Common Stock at any given time. The foregoing limitation shall not apply to the Automatic Conversion provision contained herein.

RESOLVED, FURTHER, that the appropriate officers of the Company hereby are authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

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
                  IN WITNESS WHEREOF, Osage Systems Group, Inc., has caused this Certificate to be signed by its Chief Executive Officer, and attested to by its Assistant Secretary, this 31st day of December, 1998.

                                         OSAGE SYSTEMS GROUP, INC.


                                            By: /s/ Jack R. Leadbeater
                                                -------------------------------
Attest:                                           Jack R. Leadbeater,
                                                  Chief Executive Officer


By:  /s/ John Iorillo
    -----------------
John Iorillo,
Assistant Secretary

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